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                                  EXHIBIT 12(a)
                           SALOMON INC AND SUBSIDIARIES
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                    Nine
                                  Months
                                   Ended
                           September 30,                  Years Ended December 31,
Dollars in millions                 1994       1993        1992        1991        1990        1989
- ---------------------------------------------------------------------------------------------------
Earnings:
 Income (loss) before taxes and
     cumulative effect of
     change in accounting
     principles                  $  (410)   $ 1,465     $ 1,056     $   919     $   506     $   740
 Add fixed charges (see below)     3,481      4,644       4,373       5,704       6,032       6,147
 Other adjustments                    (2)        22          20          (4)        (16)        (10)
                                 -------    -------     -------     -------     -------     -------
Earnings as defined              $ 3,069    $ 6,131     $ 5,449     $ 6,619     $ 6,522     $ 6,877
                                 =======    =======     =======     =======     =======     =======

Fixed Charges:
 Interest expense                $ 3,460    $ 4,600     $ 4,324     $ 5,638     $ 5,959     $ 6,093
 Other adjustments                    21         44          49          66          73          54
                                 -------    -------     -------     -------     -------     -------
Fixed charges as defined         $ 3,481    $ 4,644     $ 4,373     $ 5,704     $ 6,032     $ 6,147
                                 =======    =======     =======     =======     =======     =======

Ratio of earnings to
 fixed charges                      0.88*      1.32        1.25        1.16        1.08        1.12
                                 =======    =======     =======     =======     =======     =======

<fn1>
NOTE:
The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed
charges.

Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the
interest factor.

* For the nine months ended September 30, 1994, earnings as defined were inadequate to cover fixed charges.  The amount by which
  fixed charges exceeded earnings as defined for the nine-month period was $412 million.
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